Exhibit 99.1

925 North Eldridge Parkway
Houston, TX 77079-1175
Media Relations: 281-293-1149
www.conocophillips.com/media

NEWS RELEASE

Sept. 20, 2021

ConocoPhillips Announces Significant Enhancement to Multi-Year Plan with All-Cash Permian Asset Acquisition; Increases Ordinary Dividend; Improves 2030 Emissions Intensity Reduction Target

HOUSTON – ConocoPhillips (NYSE: COP) today announced several actions to further enhance its compelling, distinctive investment proposition. The actions are consistent with the company’s financial framework, its stated capital allocation priorities and its commitment to playing a valued role in the energy transition. Materials describing today’s actions are provided at www.conocophillips.com/investor. The actions include:

•	A complementary, highly accretive acquisition of Shell Enterprises LLC’s prolific Delaware basin position for $9.5 billion in cash. The assets include ~225,000 net acres and producing properties located entirely in Texas, as well as over 600 miles of operated crude, gas and water pipelines and infrastructure. Estimated 2022 production from these assets is expected to be approximately 200 MBOED, roughly half of which is operated.

•	An increase in the company’s quarterly ordinary dividend from 43 cents per share to 46 cents per share, representing a ~7% increase and a current dividend yield of 3%. The dividend is payable on Dec. 1, 2021, to stockholders of record at the close of business on Oct. 28, 2021.

•	In conjunction with this transaction, the company also announced it will improve its Scope 1 and 2 GHG emissions intensity reduction targets. The prior 2030 reduction target of 35-45% on a gross operated basis will be increased to 40-50%, versus a 2016 baseline, on both a net equity and gross operated basis.

“We were presented with a unique opportunity to add premium assets at a value that meets our strict cost of supply framework and brings financial and operational metrics that are highly accretive to our multi-year plan,” said Ryan Lance, ConocoPhillips chairman and chief executive officer. “Our financial strength allowed us to structure a competitive offer for this transaction and we are very excited to enhance our position in one of the best basins in the world with the addition of Shell’s high-quality assets and talented workforce. The transaction will be funded from available cash while still retaining a significant level of cash on the balance sheet for general purposes. Our underlying business drivers will be stronger and the expanded cash flows derived from this transaction mean shareholders will benefit from higher returns of capital consistent with our commitment to return of capital of at least 30% of cash from operations.”

Lance added, “In addition to enhancing our base plan, this transaction also enhances our ability as an E&P company to have a valued role in energy transition by accelerating progress on our Triple Mandate. The objectives of the mandate are to responsibly produce energy to meet transition demand, generate compelling returns on and of capital, and achieve our Paris-aligned targets and 2050 net zero ambition. The assets we’re adding are consistent with our low cost of supply strategy, which is designed to position our portfolio as the most likely to be developed as the energy transition progresses and the need for oil and gas is reduced over time. The assets we’re adding improve our ability to generate returns that are consistent with what investors demand through cycles. And the assets we’re adding will bring more low GHG intensity barrels to our mix. This deal hits on all the objectives of our mandate.”

Transaction Highlights and Benefits

•	The transaction significantly enhances the company’s 10-year plan announced on June 30, 2021, which was based on an oil price of $50 per barrel WTI. Based on the same oil price assumption, this acquisition is highly accretive on earnings, operating cash flow, free cash flow, return on capital employed and returns of capital to shareholders versus the prior plan. Key metrics can be found on page 4 of the previously mentioned supplemental materials.

•	At recent strip pricing and estimated 2022 production, next year’s cash from operations from the acquired assets is estimated at $2.6 billion with free cash flow of $1.9 billion based on a preliminary estimate of 2022 capital.

•	The company expects to deliver significant incremental upside when the acquired assets are combined with its premier multi-basin Lower 48 portfolio and further operating efficiencies are identified and implemented. The company also expects to achieve additional value over time by applying its commercial expertise to optimize acreage positions, the acquired infrastructure and offtake arrangements.

•	The effective date of the transaction is July 1, 2021, and closing is expected in the fourth quarter of 2021 subject to regulatory clearance and the satisfaction of other customary closing conditions. The final cash due at closing will reflect adjustments from the effective date and other customary adjustments.

•	Post-closing, based on recent strip prices, the company expects to have approximately $4 billion in cash and short-term investments at year-end 2021, excluding proceeds from potential unannounced dispositions.

•	In conjunction with this transaction, the company plans to increase its targeted level of dispositions from the previously announced $2-3 billion to $4-5 billion by 2023. The incremental $2 billion of planned dispositions are expected to be sourced primarily from the Permian Basin as part of the company’s ongoing portfolio high-grading efforts. Proceeds will be used in accordance with the company’s priorities, including returns of capital to shareholders and reduction of gross debt.

•	The transaction does not impact the company’s previously announced intention to reduce gross debt over the next several years.

Lance continued, “Our company is unique among independent E&P companies. We have a diversified, low cost of supply conventional and unconventional portfolio, tremendous financial strength and a track record of successfully executing on our proven value proposition for this business. Everything we do is in service to delivering superior returns to shareholders through cycles while continuously lowering our emissions intensity, especially as the energy transition plays out. The opportunity to announce a very attractive acquisition in conjunction with an ordinary dividend increase and an improved emissions intensity reduction target speaks to the strength of our company and a clear commitment to delivering on all aspects of our Triple Mandate. We’re again building upon our competitive advantages and our unbeatable combination of resilience, returns and ESG excellence. That’s the combination it will take to adapt, thrive and win in the new energy future.”

ConocoPhillips will host a conference call tomorrow at 10 a.m. Eastern time to discuss this announcement. To listen to the call and view related presentation materials, go to www.conocophillips.com/investor.

Goldman Sachs & Co. LLC is serving as ConocoPhillips’ exclusive financial advisor and Baker Botts L.L.P. is serving as ConocoPhillips’ legal advisor for the acquisition.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 15 countries, $85 billion of total assets, and approximately 10,100 employees at June 30, 2021. Production excluding Libya averaged 1,518 MBOED for the six months ended June 30, 2021, and proved reserves were 4.5 BBOE as of Dec. 31, 2020. For more information, go to www.conocophillips.com.

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Contacts

Dennis Nuss (media)

281-293-4733

dennis.nuss@conocophillips.com

Investor Relations

281-293-5000

investor.relations@conocophillips.com

Forward-Looking Statements

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete the acquisition of assets from Shell (the “Shell Acquisition”) or any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for the Shell Acquisition or any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions during or following the Shell Acquisition or any other announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Concho Resources Inc. (Concho); the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the assets from the Shell Acquisition or achieve the anticipated benefits from the transaction; the ability to successfully integrate the operations of Concho with our operations and achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Shell Acquisition or the Concho transaction; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC, and any reserve estimates provided in this news release that are not specifically designated as being estimates of proved reserves may include “potential” reserves and/or other estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – This news release contains certain non-GAAP financial measures, including cash from operations, free cash flow and returns on capital employed. Cash from operations is defined as cash provided by operating activities excluding the impact from changes in operating working capital. Free cash flow is defined as cash from operations in excess of capital expenditures and investments. Return on capital employed is defined as the measure of profitability of the company’s average capital employed in its business expressed as a ratio, the numerator of which is historically reported or forecasted net income plus after-tax interest expense, and the denominator of which is average total equity plus total debt.

For full definitions and additional information about non-GAAP measures and other terms included here-in, please visit our website at www.conocophillips.com/nongaap. For forward-looking non-GAAP measures we are unable to provide a reconciliation to the most comparable GAAP financial measure because the information needed to reconcile these measures is dependent upon future events, many of which are outside of management’s control as described above. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with our accounting policies for future periods is extremely difficult and requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

Other commonly used performance measures and financial terms include the following – Returns of capital (also referred to as distributions) is defined as the total of dividends and share repurchases. Dividend yield is calculated as the Company’s dividends per share relative to the current stock price. Strip pricing referenced in standalone transaction metrics based on pricing as of September 15, 2021.

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